Exhibit 99.1

TO:	All Directors and Executive Officers of Northern Trust Corporation

FROM:	Kelly R. Welsh

RE:	Notice of Blackout Period/Trading Prohibition

DATE:	December 23, 2004

This notice is to advise you, pursuant to Rule 104 of Regulation BTR adopted by the Securities and Exchange Commission under the authority of the Sarbanes-Oxley Act of 2002, of an upcoming blackout period under The Northern Trust Company Thrift-Incentive Plan (“TIP”). The blackout period is expected to begin on January 21, 2005 and end on February 13, 2005.

The blackout period arises in connection with the merger of the Northern Trust Employee Stock Ownership Plan (“ESOP”) into the TIP on January 1, 2005. The ESOP/TIP recordkeeper, Hewitt Associates, will be completing asset reconciliation and recordkeeping account merger activities until February 14, 2005. Until this process is complete, participants will be unable to obtain a distribution upon termination of employment or retirement of their ESOP fund shares that will have been transferred to the TIP, potentially resulting in a “blackout” period for plan participants.

Most important to you, the Sarbanes-Oxley Act of 2002 and Regulation BTR provide that, during such a blackout period, directors and executive officers may not purchase, sell or otherwise acquire or transfer any of the Corporation’s equity securities if the director or executive officer has acquired such securities “in connection with his or her service or employment as a director or executive officer” of the Corporation. This prohibition applies to all equity securities of the Corporation held both inside and outside of the TIP. In other words, during this blackout period transactions of Corporation stock may not be effected in the open market by directors or executive officers.

If you have any questions about this notice, please contact me (312-557-8265) or Rose A. Ellis (312-444-3714) by telephone or by mail at Northern Trust Corporation, 50 North LaSalle Street, Chicago, Illinois 60675.